Exhibit 10.8

Employment Agreement

The Company	AND	The Employee

Ellmount Entertainment Ltd		Name: Reuben Borg Caruana
Ewropa Business Centre,		ID number: 324876M
Level 3, Suite 701, Dun Karm		Address: 84, Triq Is-Sidra, Swieqi, SWQ3150
Street, Birkirkara, BKR 9034,
Malta, (hereinafter referred
to as ‘the Company’);

The Company is represented here on by the Director of the Company, Ms Sharon Borg as duly authorized, and hereinafter referred to as “the Company”, “We” or “Us” as the context demands. The employee is hereinafter referred to as “the Employee” of”You” as the context demands. Both Parties may hereinafter at times also be referred to jointly as “the Parties” or individually as “the Party”.

THE PARTIES NOW AGREE AS FOLLOWS:

1.	Position & Start Date

1.1.	The Company hereby appoints the Employee and the Employee accepts, to act as an Chief Operating Officer for the Company, such appointment commencing on 1 August 2022

2.	Role Description

2.1.	The main responsibilities are described in Appendix A.

3.	Employment Information and working hours including overtime

3.1.	The Employment Form is that of Indefinite Duration. The Employee’s engagement level is that of full-time, which is a minimum of 40 hours per week.

3.2.	Unless otherwise agreed to in Appendix A, the Company has flexible working hours which are Monday to Friday between 7.00 – 18.00. The Employee shall be entitled to a daily rest break according to applicable law. Working hours may change at the Company’s full discretion according to Company’s exigencies.

3.3.	Overtime may occur without any economical compensation.

4.	Placement

4.1.	The Employee must attend for work and carry out his/her duties under this contract at her/his own choice of place or at such other place as the Company may determine, at its absolute discretion, from time to time.

5.	Remuneration, Benefits & Travel expenses

5.1.	The Company shall pay the Employee a basic gross salary per annum of EUR130 000, which shall be paid, in monthly installments on or around the 30th of each month, in arrears, usually by a bank transfer. The basic gross salary includes compensation for pension savings. Salary and any other entitlements are subject to deductions for tax, national insurance contributions or any other required fees.

5.2	Periodic performance and salary reviews in respect to Employee’s performance of his/her duties are conducted twice per year at the Company’s discretion.

5.3.	The Company shall pay the Employee a health insurance plan as per the company health and benefit policy.

5.4.	As per the company’s IT policy, the company shall provide the employee with a grant to cover computer equipment with a sum agreed upon with the Employer in which equipment will become the companies property in case this agreement is terminated before the probation period ends.

5.5.	In the event that the Employee may be required to travel abroad on business of the Company, the Company shall cover those expenses incurred for travel, accommodation costs as well as a daily allowance within reason depending on the role of the employee. Costs will be refunded upon presentation of receipts.

5.6	The Employer agrees to award the Employee a performance bonus of up to EUR30 000 yearly against set KPI’s. This bonus will be paid out quarterly in relation to the subsequent quarter.

6.	Vacation Leave & Other Leave

6.1.	The Employee is entitled to Vacation Leave as specified in Legal Notice No 38/39 or such statutory instrument that may replace it. Vacation leave is to be taken at times to suit the exigencies of the Company.

6.2.	The Employee is entitled to sick leave, maternity leave, injury leave, marriage leave, bereavement leave, and jury leave according to law. Parental leave is in accordance with the Parental Leave Entitlement Regulations of 2003 and granted subject to giving a minimum of three weeks’ notice.

6.3.	Payment of wages during sick leave period may, at the sole discretion of the Company, be made subject to the certification and confirmation of the medical advisor to the Company. Payment for sick leave and injury leave will be made less any sickness benefit or injury benefit which the employee may be entitled to under the Social Security Act.

6.4.	The Employee is entitled to all public and national holidays established by law.

7.	Probation period & Notice Period/Termination

7.1.	Unless otherwise agreed to in Appendix A, the employment has a probationary period of 6 months.

7.2.	The notice period applicable for both Parties, is that according to law. A resignation should be done in writing to the Responsible Manager. Failure to give notice in accordance with the above by the Employee, shall result in the Employee being liable to pay the Company a sum equal to half the wages that would be payable in respect of the period of notice.

7.3.	Termination by the Company is described under Standard terms and condition

8.	Standard Terms & Conditions

8.1.	Intellectual Property

8.1.1.	All intellectual property created by the Employee during the period of his/her employment with the Company by reason of such employment shall remain the property of the Company.

8.2.	Use of Company IT Resources

8.2.1.	When using the Internet, the Employee undertakes to take reasonable care to ensure that the Company’s systems are not compromised by virus or hacking or other unauthorized intrusion. The use of the internet is to be reasonably limited to work-related duties by the Employee.

8.2.2.	The Employee may use email facilities for personal messages provided that this does not in any way contain objectionable material or in any way compromise the interests of the Company. The Company reserves the right to view and/or delete any emails, including personal ones, at any time even without the knowledge of the Employee.

8.3.	Duties of the Employee

8.3.1.	The Employee undertakes to perform all duties required of him/her in a diligent, efficient and professional manner and to apply that standard of care and diligence commensurate with the nature and extent of his/her employment with the Company.

8.3.2.	The Employee undertakes to act in the best interests of the Company at all times, and shall receive instructions from and be answerable to the CEO or management of the Company or any other Company officer as may be prescribed by the Company for any matters connected to the carrying out of his/her duties.

8.3.3.	The Employee shall abide by all Company policies, guidelines and codes of practice.

8.3.4.	In particular, the Employee shall at all times during the period of his/her employment:

8.3.4.1.	devote as much of his/her time, attention and ability to the duties of his/her appointment, as may be reasonably required of him/her in order to fully carry out his/her functions;

8.3.4.2.	faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him/her by the Company;

8.3.4.3.	follow all lawful and reasonable directions as may be given to him/her by the CEO/Directors;

8.3.4.4.	use his/her best endeavours to promote the interests of the Company;

8.3.4.5.	not to make any untrue or misleading statements about the Company at any time;

8.3.4.6.	conduct himself/herself in an appropriate, dignified and responsible manner during work and in all situations where acting as a representative of the Company;

8.3.4.7.	to comply with any rules, guidelines, codes of conduct, regulations and laws of Malta as may be applicable and currently in force, or as may be issued by the CEO of the Company.

8.4.	Confidentiality, use of Data and Systems, and Non-Disclosure

8.4.1.	Company secrets and other Confidential Information include, but is not limited to, commercial information regarding:

8.4.1.1.	the Company’s customers and partners;

8.4.1.2.	the Company’s potential customers and partners;

8.4.1.3.	the Company’s suppliers and individual business transactions;

8.4.1.4.	price calculations or other pricing information;

8.4.1.5.	market studies;

8.4.1.6.	business plans and other types of marketing plans;

8.4.1.7.	advertising and other customer campaigns; and

8.4.1.8.	any information relating to the running of the Company’s affairs.

8.4.2.	The Employee shall treat all information that he gains access to by reason of his/her employment with the Company, whether relating to the business of the Company or any of the Company’s clients, customers, partners, suppliers, as strictly confidential and shall not disclose such information unless explicitly authorised by the Company or compelled by law.

8.4.3.	The Parties agree that the Employee shall hold a position of trust within the Company by means of which s/he shall have access to Company secrets and/or other Confidential Information. The Parties further agree that unauthorised use or disclosure of such secrets and/or information by the Employee will result in serious damages suffered by the Company. In view of the foregoing, the Parties agree that the Company is required to take appropriate measures to safeguard its interests when entrusting such secrets and/or information to the Employee so as to ensure that the Employee does not abuse or reveal such secrets and/or information, for instance with the intention to favour a competing business.

Accordingly, the Parties agree that the Employee shall not, during the period of employment and after its cessation for whatever reason, whether directly or indirectly through another company, legal entity, or physical person, utilise or reveal secrets or other Confidential Information obtained during the period of employment with or pertaining to the Company. Should the Employee act in breach of this clause, whether directly or indirectly the Employee shall be liable to pay the Company damages, as stated in the provisions of clause 8.9, caused by his/her breach under this clause.

8.4.4.	The Employee shall only access those parts of the Company’s systems and information that s/he is given authorisation for access and use by his/her Responsible Manager. The Employee shall only utilize the accessed Company’s systems and information for the proper carrying out by the Employee of his/her duties in terms of his/her employment. The Employee shall not intentionally compromise security of the Company’s or any other Company systems or data.

8.5.	Limitation of Other Work during Employment

8.5.1.	The Employee shall not, without the written consent of the Company (which will not be unreasonably withheld) engage, whether directly or indirectly, in any other business, activity or employment outside the normal hours of work or during vacation leave which could or might reasonably be considered to affect the Employee’s ability to act at all times in the best interests of the Company or to perform his/her duties and obligations in the best interests of the Company. Any other work should be notified to the Company and approved by the CEO/Directors before it may be undertaken.

8.6.	Prohibition of soliciting customers, Partners or employees

8.6.1.	During the employment and for a period of 12 months after the termination of employment, for whatever reason, the Employee commits not to, directly or indirectly (such as through another company, legal entity or physical person):

8.6.1.1.	persuade any of the Company’s customers or partners to form a business relationship with anyone other than the Company,

8.6.1.2.	persuade any of the Company’s customers or partners to reduce their business relationship with the Company favour of another company,

8.6.1.3.	transfer any of the Company’s current business relationships to another company,

8.6.1.4.	persuade any employees of the Company to leave their positions.

8.6.2.	The same obligations apply to relationships with potential customers or partners that have been actively solicited by the Company during the 12 months preceding the termination of the employment.

8.6.3.	The Employee understands and agrees that in the event that s/he, in any way and whether directly or indirectly, violates his/her obligations as stated above under this clause, the Employee shall be liable to pay to the Company the damages, as stated in clause 8.9, caused by his/her breach under this clause.

8.7.	Code of Conduct

8.7.1.	The Employee undertakes not to commit any of the following:

8.7.1.1.	theft, misappropriation, unauthorized possession of any property;

8.7.1.2.	unauthorized access to information or systems of the Company or any other company its group,

8.7.1.3.	unauthorized use or disclosure of information belonging to the Company, any other company within the group, it’s of their clients and/or employees;

8.7.1.4.	compromising security of the Company’s or any other group company’s systems or data;

8.7.1.5.	breach of the Company’s trust;

8.7.1.6.	serious damage or repeated damage to the Company’s or any other group company’s property or reputation;

8.7.1.7.	falsification of or misrepresentation in reports, accounts, expense claims or other documentation;

8.7.1.8.	intoxication by reason of drink or drugs during working hours or at Company’s premises;

8.7.1.9.	having alcoholic drink or drugs in his/her possession, custody or control in the Company’s premises or property;

8.7.1.10.	violent, dangerous or intimidating conduct;

8.7.1.11.	sexual, racial or other harassment of a fellow employee; or

8.7.1.12.	refusal to carry out duties or reasonable and legitimate instructions of the CEO or the Employee’s manager or supervisor;

8.7.1.13.	carrying out other work not approved as required under clause 8.6.

8.7.2.	In case the Employee commits any of the above mentioned offences or any other serious act of gross misconduct, the Company may immediately dismiss the Employee without notice and/or compensation for such dismissal, without prejudice to any other actions that may be available according to law.

8.8.	Damages

8.8.1.	The damages applicable for every breach of clause 8.5 and every breach of clause 8.7 will be calculated on the basis of the gross amount paid by the Employer to the Employee in one year immediately preceding the breach (‘Gross Amount Paid’) as follows:

Gross Amount Paid	Damages

Minimum wage	25% of Gross Amount Paid

Higher than the minimum wage but less than double the minimum wage	30% of Gross Amount Paid

Double the minimum wage or more, but less than triple the minimum wage	35% of Gross Amount Paid

Triple the minimum wage or more	40% of Gross Amount Paid

8.8.2.	The applicable minimum wage shall be as prescribed by applicable law at the time of the breach.

8.8.3.	The Parties agree that the above damages per breach is a genuine estimate of the minimum damages that will be suffered by the Company in the event of any such violation by the Employee and shall not be subject to abatement by any court of tribunal.

8.9.	Termination

8.9.1.	Any breach on the part of the Employee of any of the obligations undertaken by him/her under this Agreement, with special reference to clauses 8.4.4. and 8.8.1., shall be deemed to be a good and sufficient cause for termination of his/her employment with the Company according to law, and the Company shall be entitled to terminate the employment ipso facto, without any need for further notice and without prejudice to any other right of recourse the Company may have against the Employee for such breach.

8.9.2.	The Employee acknowledges that any of the following circumstances, in addition to situations mentioned in clauses 8.4.4. and 8.8.1., constitute a good and sufficient cause at law for the termination of his/her employment for the purposes of Section 36(14) of the Employment and Industrial Relations Act 2002, that is, if the Employee:

8.9.2.1.	commits any act of gross misconduct or repeats or continues (after written warning to desist) any other beach of his/her obligations under this Agreement or fiduciary obligations at law;

8.9.2.2.	is guilty of any conduct which, in the reasonable opinion of the CEO of the Company brings the Employee, the Company, or any related third party into disrepute, or is otherwise sharing trade secrets or breaching the confidentiality obligations under this Agreement;

8.9.2.3.	is convicted of any criminal offense affecting public trust, or theft, or fraud, or of knowingly receiving stolen property obtained by theft or fraud;

8.9.2.4.	commits any act of dishonesty relating to the Company or any of the Company’s employees or otherwise, which in the sole opinion of the CEO justifies reason for termination of employment with the Company;

8.9.2.5.	in the sole opinion of the CEO, persistently under-performs in relation to the targets that may be set the Company.

8.10.	Obligations at the end of Employment

8.10.1.	Handover of Assignments, etc.: When it is clear that the Employee will leave the position with the Company, the Employee shall, until the employment terminates and regardless of the reasons for the termination, be responsible for transferring all information, instructions, and job assignments related to the current role to a Company designated employee(s).

8.10.2.	Returning of working materials: At the end of the employment, or earlier if the Company requests, the Employee shall return all working materials to the Company that the Employee has produced while completing his/her working assignments or has received in other ways during his/her employment. This also applies to all equipment and other property that the Company provided to the Employee. The Employee shall remain responsible for all equipment during the employment and be obliged to return it in a good working condition, normal wear and tear excepted at the end of the employment.

8.10.3.	Other: Upon request or upon termination of the employment, for whatever reason, the Employee shall not represent himself/herself as being in any way connected with the business or affairs of the Company and immediately resign from any position or appointment to which s/he had been appointed as a consequence of his/her employment, unless otherwise agreed by the Company in writing.

8.11.	Clauses subsiding after termination of Employment

8.11.1.	Despite the termination of the employment under this Agreement, the clauses regarding termination by the Company, prohibition of non-solicitation, prohibition of competing engagement, confidentiality and non-disclosure, as well as damages shall continue to be valid and enforceable.

9.	General Provisions

9.1.	Applicable Law

This Agreement shall be governed by and constructed and enforced in accordance with and subject to the laws of Malta.

9.2.	Subject Headings

The subject headings of the articles, paragraphs and subparagraphs of this Agreement are included solely for the purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

9.3.	Severability

Should any part, term or provision of this Agreement or any document required herein to be executed be declared invalid, void or unenforceable, all remaining parts terms and provisions hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby.

9.4.	Notices

All notices or other communications provided for by this Agreement shall be made in writing and shall be deemed properly delivered when (i) delivered personally, or (ii) by the mailing of such notice to the parties entitled thereto, by registered or certified mail, postage prepaid to the parties at any such address designated in writing by one party to the other.

9.5.	Annexes

The Annexes and Appendices attached to this Agreement shall form an integral part of this agreement.

9.6.	Other conditions

For all other conditions the Parties refer to the applicable law and wages council orders, if any.

This Agreement has been established in three originals of which the parties take one each.

Malta,
O.b.o. The Company	The Employee

Michael Cribari	Reuben Borg Caruana
6/30/2022

Appendix A

Description of job duties

Name of Employee:	Reuben Borg Caruana
Date of Appointment:	1 Aug 2022
Title of Employee:	Chief Operating Officer

Reporting & Responsibilities

The Chief Operating Officer reports directly to the CEO of the company.

●	In close collaboration with executive management, set challenging and realistic goals for company performance and growth and manage their successful implementation and completion

●	Set up and Manage multiple operational teams in parallel, including: customer service, payments, risk & fraud and compliance

●	Design operational strategies, and use data as well as individual feedback to continually assess and enhance their efficiency and impact to performance and cost

●	Collaborate with human resources to build out core teams fitting the long term strategy, balancing scale and efficiency

●	Oversee the day to day operations, and act as a key internal mentor and inspiration to employees to resonate into the vision and goals of the company

●	Create and present comprehensive and timely reports outlining the operational condition of the company to internal teams as well as founders and shareholders

●	Ensure operational procedures adherence to relevant legal and regulatory compliance

●	Foster a collaborative, positive and open environment that promotes creativity and forward thinking methods, while maintaining individual accountability and contribution to a business first operation

CHANGES TO WORKING INSTRUCTION

Changes and amendments to this instruction will be initiated by the CEO and may be given in writing or verbally by the CEO..

Signatures of this appendix document the mutual understanding of the full description by both The Company and Employee.

Malta, O.b.o. The Company	The Employee

Michael Cribari	Reuben Borg Caruana
6/30/2022